Exhibit 99.1

CEVA, Inc. Announces Stock Repurchase Program

SAN JOSE, Calif. – August 04, 2008 - CEVA, Inc. [(NASDAQ: CEVA); (LSE: CVA)], a leading licensor of silicon intellectual property (SIP) DSP cores and platform solutions for mobile handsets, consumer electronics and storage applications, today announced that its Board of Directors has authorized the Company to repurchase up to 1,000,000 shares of the Company’s common stock, which represents approximately 5% of the currently outstanding common stock. The Company intends to use available cash to effect any stock repurchases. As of June 30, 2008, the Company had approximately 21 million fully diluted shares of common stock outstanding and $43.1 million in cash and cash equivalents. As of June 30, 2008, CEVA’s cash balances and marketable securities were $86.5 million.

“The decision to implement a stock repurchase program reflects the confidence of both management and our board of directors in the company’s continued business strength,” said Gideon Wertheizer, CEO of CEVA. “We believe that the purchase of our own shares is a solid investment in the company and will add to shareholder value.”

Under the board-approved repurchase program, share purchases may be made from time to time in the open market or through privately negotiated transactions depending on market conditions, share price, trading volume and other factors, and such purchases, if any, will be made in accordance with applicable insider trading and other securities laws and regulations. These repurchases may be commenced or suspended at any time or from time to time without prior notice.

About CEVA, Inc.
Headquartered in San Jose, Calif., CEVA is a leading licensor of silicon intellectual property (SIP) platform solutions and DSP cores for mobile, consumer electronics and storage applications. CEVA’s IP portfolio includes comprehensive solutions for multimedia, audio, voice over packet (VoP), Bluetooth and Serial ATA (SATA), and a wide range of programmable DSP cores and subsystems with different price/performance metrics serving multiple markets. In 2007, CEVA’s IP was shipped in over 225 million devices. For more information, visit www.ceva-dsp.com

For More Information Contact:

Yaniv Arieli CEVA, Inc. CFO +1.408.514.2941 yaniv.arieli@ceva-dsp.com	Richard Kingston CEVA, Inc. Director of Marketing & Investor Relations +1.408.514.2976 richard.kingston@ceva-dsp.com